Exhibit 10.1

ANTELOPE ENTERPRISE HOLDINGS LIMITED

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

This Convertible Promissory Note and Warrant Purchase Agreement (this “Agreement”) is made as of September 25, 2024, by and between ANTELOPE ENTERPRISE HOLDINGS LIMITED, a company organized under the laws of British Virgin Islands (the “Company”), and Indigo Capital LP, a limited partnership organized under the laws of the Cayman Islands (the “Purchaser”).

RECITALS

The Company desires to issue and sell, and the Purchaser desires to purchase, a convertible promissory note in substantially the form attached to this Agreement as Exhibit A (the “Note”) which shall be convertible on the terms stated therein into newly-issued Class A ordinary shares, no par value each, of the Company (“Ordinary Shares”) registered by the Company under its registration statement on Form F-3 filed with the United States Securities and Exchange Commission and declared effective on July 15, 2022 under File Number 333-260958 which was originally Filed on July 6, 2022 (the “Registered Ordinary Shares”). Capitalized terms not otherwise defined herein have the meaning given them in the Note.

AGREEMENT

The parties hereby agree as follows:

1.	Purchase and Sale of the Note.

(a) Sale and Issuance of the Note. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser:

(i) the Note in the principal amount of US$990,000, against which the Purchaser shall make advances of monies to the Company (“Advances”), and which shall be convertible to Registered Ordinary Shares, all according to the terms of the Note.

(b) Purchase. The aggregate purchase price of the Note shall be equal to 100% of the principal amount of the Note, as paid through the Advances.

(c) Closing.

(i) Subject to the satisfaction (or written waiver) of the conditions set forth in Section 5 and Section 6 below, on the Closing Date, the Company shall deliver to the Purchaser the Note each duly executed by the Company and the Purchaser shall deliver or cause to be delivered to the Company, via wire transfer, immediately available funds equal to the Purchase Price of the Note, less the Transaction Costs as set forth in Section 1(d) below. The purchase and sale of the Note shall take place remotely by the electronic exchange among the parties and their counsel of all documents and deliverables required under this Agreement at 10:00 a.m., on September [  ], 2024, or in such other manner or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing”, such date, the “Closing Date”).

(d) Transaction Costs. Purchaser shall deduct from the Advances the following fees, costs and expenses (collectively, “Transaction Costs”):

(i) An original issue discount equal to 10% of the amount of the Purchase Price; and

(ii) All legal costs, if any, incurred by the Purchaser not exceeding $20,000.

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization. This Agreement, the Note, and Registered Ordinary Shares issuable upon conversion of the Note, have been duly authorized by the Company. This Agreement and the Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited bylaws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Registered Ordinary Shares. The Note and Registered Ordinary Shares upon issuance shall be duly registered under the Company’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission and declared effective on July 15, 2022, under SEC File Number 333-260958 which was originally filed on July 6, 2022.

3.	Representations and Warranties of the Purchasers. The Purchaser hereby represents and warrants to the Company that:

(a) Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Note to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Note. The Purchaser either has not been formed for the specific purpose of acquiring the Note, or each beneficial owner of equity securities of or equity interests in the Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) Knowledge; Financial Statements. The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Note. In particular, the Purchaser acknowledges that such Purchaser has reviewed the Company’s publicly filed information with the SEC and has made due inquiry of the Company and received satisfactory responses thereto.

(e) No Public Market. The Purchaser understands that no public market now exists for the Note, and that the Company has made no assurances that a public market will ever exist for the Note.

(g) Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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(h) Foreign Investors. If a Purchaser is not a United States person (as defined by Rule 902(k) under the Securities Act), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Note or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Note, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that maybe relevant to the purchase, holding, redemption, sale or transfer of the Note. Such Purchaser’s subscription and payment for, and his or her continued beneficial ownership of the Note, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction. Such Purchaser also hereby represents that such Purchaser is not a “10-percent shareholder” as defined in Section 871(h) of the Internal Revenue Code of 1986, as amended.

(i) Foreign Investment Regulations. The Purchaser represents that any consideration to be paid for Note pursuant to this Agreement does not derive from activity that is or was contrary to law or from a person or location that is or was the subject of a United States embargo or other economic sanction and that no consideration to be paid for Note and Warrant in accordance with this Agreement will provide the basis for liability for any person under United States anti-money laundering laws or economic sanctions laws. The Purchaser represents that neither such Purchaser nor any of its nominees or affiliates is on the specially designated OFAC list or similar European Union watchlist.

4.	Conditions of the Purchasers’ Obligations at Closing. The obligations of the Purchaser to the company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note and Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

(c) Registration Statement. The Company shall have filed a prospectus supplement to its registration statement on form F-3 (No. 333-260958) for the issuance of Conversion Shares to Investor under the Note.

5.	Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note and Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

(c) Delivery of Form W-8 BEN or Form W-9. The Purchaser shall have completed and delivered to the Company a validly executed IRS Form W-8 BEN or IRS Form W-9, as applicable, establishing such Purchaser’s exemption from withholding tax.

6.	Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction except as maybe paid solely out of the Transaction Costs. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

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7.	Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that none of the other Purchasers nor the respective controlling persons, officers, directors, partners, agents, or employees of such other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Note and Warrant.

8.	Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of choice or conflicts of law.

(b) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(c) Amendments and Waivers. Any term of this Agreement maybe amended or waived only with the written consent of the Company and Purchaser.

(d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy or by electronic signature duly verified (such as through DocuSign® or an equivalent facility) will have the same force and effect as execution of an original.

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note Purchase Agreement to be executed by its officer thereunto duly authorized as of the date first above indicated.

Antelope Enterprise Holdings Limited

By:	/s/ Weilai Zhang
Name:	Weilai Zhang
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED:

Indigo Capital LP

By:	/s/ George Sandhu
Name:	George Sandhu
Title:	Director

CONVERTIBLE PROMISSORY NOTE

US$ 990,000.00	[September [ ]], 2024

New York, NY

For value received, ANTELOPE ENTERPRISE HOLDINGS LIMITED, a corporation formed and existing under the laws of British Virgin Islands (the “Company”), promises to pay to INDIGO CAPITAL LP, a limited partnership organized under the laws of the Cayman Islands, or its permitted assigns (the “Holder”), the principal sum of NINE HUNDRED NINETY THOUSAND US DOLLARS (US$990,000.00).

1. Basic Terms.

(a)	Maturity. While this Note is outstanding, principal and any accrued but unpaid interest under this Note shall be due and payable upon demand of the Holder at any time after March 25, 2025 (the “Maturity Date”). Subject to Section 2 below, interest shall accrue on this Note and shall be due and payable with each installment of principal. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy actor the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

(b)	Purchase Agreement. This Note is the Convertible Promissory Note issued pursuant to that certain Convertible Promissory Note Purchase Agreement dated September 25, 2024 (the “Purchase Agreement”). Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement.

(c)	Advances. Within one Business Day after the date hereof, the Holder shall make payment upon this Note in the amount of NINE HUNDRED NINETY THOUSAND US DOLLARS (US$990,000.00) (the “Payment”), less applicable Transaction Costs as described in the Purchase Agreement.

(d)	Payment; No Prepayments. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. The Company may not make payments on this Note prior to the Maturity Date.

2. Conversion.

(a)	Definitions. As used in this Note, the following terms have the following meanings:

(1)	“Business Day” means any day on which banks are generally open for business in New York, New York, USA.

(2)	“Conversion Ordinary Shares” means the Class A ordinary shares, no par value each, of the Company (the “Ordinary Shares”) registered by the Company under its registration statement on Form F-3 filed with the United States Securities and Exchange Commission and declared effective on July 15, 2022, under File Number 333-260958 which was originally Filed on July 6, 2022.

(3)	“Conversion Amount” means the amount of the Note that will be converted into Conversion Ordinary Shares. The aggregate Conversion Amount is $990,000.

EXHIBIT A - CONVERTIBLE PROMISSORY NOTE

(4)	“Conversion Price” means the closing price of the Company’s Ordinary Shares, as reported on https://www.nasdaq.com/market-activity/stocks/aehl, on the Trading Day immediately preceding the date hereof multiplied by the Discount Rate.

(5)	“Discount Rate” means 80.00%.

(6)	“Trading Day” means any day and the time span of such day during which principal stock exchange in which the Ordinary Shares are traded is open, excluding electronic or extended trading hours.

(b)	Terms of Conversion. Upon the election of the Holder, or upon the occurrence of an event of automatic conversion, the Company will issue to the Holder a number of Conversion Ordinary Shares equal to the Conversion Amount divided by the Conversion Price.

(c)	Elective Conversion Rights. At any time, Holder may elect to convert the outstanding principal of the Payment into Conversion Ordinary Shares of the Company in accordance with the terms hereof.

(d)	Automatic Conversion Rights.

(i) Change of Control. In the event of a Change of Control (as defined below) prior to repayment or conversion in full of this Note, the outstanding principal of this Note shall become immediately become the Conversion Amount and will convert into Conversion Ordinary Shares as if the Holder had made an election to convert immediately prior to such Change in Control. The term “Change of Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

(ii) Upon Maturity. Upon the Maturity Date, the aggregate Conversion Amount still outstanding shall convert automatically in accordance with the terms hereof without the Holder needing to make an election but Ordinary Shares as if the Holder had made an election to convert immediately prior to the Maturity Date.

3. Mechanics and Effect of Conversion.

(a)	In General. Upon the full conversion of this Note, the Holder shall surrender this Note, duly endorsed, to the Company or any transfer agent of the Company and shall deliver to the Company any other documentation reasonably required by the Company in connection with such conversion (including, in the event of a conversion of this Note into Conversion Ordinary Shares, any applicable transaction documents). Except as set forth in the last sentence of this Section 3(a) with respect to partial conversions, the Company shall not be required to issue Conversion Ordinary Shares or other property into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company such documentation. Upon conversion of this Note or any portion thereof, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest. Notwithstanding the foregoing, upon any conversion of apart but less than the whole of this Note, the Holder need not surrender this Note, but shall deliver in lieu of this Note a duly executed instrument of satisfaction of this Note to the extent of the portion of this Note then being converted, and for the purposes of this Section 3(a) the delivery of such instrument of satisfaction shall be deemed a surrender of this Note to the extent of amount stated is such instrument.

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EXHIBIT A - CONVERTIBLE PROMISSORY NOTE

(b)	Delivery of Conversion Ordinary Shares upon Conversion. Conversion Ordinary Shares hereunder shall be transmitted by the transfer agent of the Company’s Ordinary Shares (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Conversion Ordinary Shares to or resale of the Conversion Ordinary Shares by the Holder by the date that is two (2) Trading Days after the delivery to the Company of the Holder’s election to convert (such date, the “Conversion Ordinary Shares Delivery Date”). Upon delivery of the Holder’s election to convert, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Ordinary Shares with respect to which this Note has been converted, irrespective of the date of delivery of the Conversion Ordinary Shares. If the Transfer Agent fails for any reason to deliver to the Holder the Conversion Ordinary Shares subject to an election by the Conversion Ordinary Shares Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Ordinary Shares subject to such exercise (based on the VWAP of the Ordinary Shares on the date of the applicable Notice of Exercise), $10 per Trading Day for each Trading Day after such Conversion Ordinary Shares Delivery Date until such Conversion Ordinary Shares are delivered or Holder rescinds such exercise.

(c)	Compensation for Buy-In on Failure to Timely Deliver Conversion Ordinary Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Conversion Ordinary Shares in accordance with the provisions of Section 3(b) above on or before the Conversion Ordinary Shares Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Conversion Ordinary Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Ordinary Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Conversion Ordinary Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrants with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to thereunder, at law or inequity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

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EXHIBIT A - CONVERTIBLE PROMISSORY NOTE

(d)	No Fractional Ordinary Shares or Scrip. No fractional Ordinary Shares or scrip representing fractional Ordinary Shares shall be issued upon the conversion of this Note. As to any fraction of an Ordinary Shares which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole Ordinary Shares.

4. Certain Adjustments.

(a)	Share Dividends and Splits. If the Company, at any time while this Note is outstanding and not wholly converted: (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares underlying Conversion Ordinary Shares issued by the Company upon conversion of this Note), (ii) subdivides outstanding Ordinary Shares into a larger number of Ordinary Shares, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of Conversion Ordinary Shares issuable upon con the aggregate Conversion Price of this Note remains unchanged. Any adjustment made pursuant to this Section 4(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Ordinary Shares or equivalent equity or rights to purchase shares, Note, securities or other property pro rata to the record holders of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) and the exchange of Conversion Ordinary Shares into Ordinary Shares immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c)	Pro Rata Distributions. During such time as this Note is outstanding and not wholly converted, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Ordinary Shares acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) and the exchange of Conversion Ordinary Shares for Ordinary Shares immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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EXHIBIT A - CONVERTIBLE PROMISSORY NOTE

(d)	Fundamental Transaction. If, at any time while this Note is outstanding and not wholly converted, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person or entity, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the aggregate voting power of the Company’s share capital, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or entity whereby such other person or entity acquires more than 50% of the aggregate voting power of the Company’s share capital (not including shares held by the other person or entity) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Ordinary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the conversion of this Note), the number of shares of capital stock of the successor or acquiring corporation or Ordinary Shares of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number Ordinary Shares representing the Conversion Ordinary Shares for which this Note is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “ Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 4(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to Ordinary Shares acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the Company shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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EXHIBIT A - CONVERTIBLE PROMISSORY NOTE

For purposes of this Section 4(d), “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if Bloomberg LP is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on Bloomberg LP as applicable, (c) if the Ordinary Shares is not then listed or quoted for trading on Bloomberg LP and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ORDINARY SHARES so reported, or (d) in all other cases, the fair market value of an Ordinary Shares as determined by an independent appraisers elected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(e)	Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest Ordinary Shares, as the case maybe. For purposes of this Section 4, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding and underlying the Company’s Ordinary Shares.

(f)	Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Conversion Ordinary Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company declares a dividend (or any other distribution in whatever form) on Ordinary Shares, (B) the Company declares a special nonrecurring cash dividend on or a redemption of Ordinary Shares, (C) the Company authorizes the granting to all holders of Ordinary Shares rights or Note to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company is required in connection with a Fundamental Transaction, or (E) the Company authorizes the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Note Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or Note, or if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or Note are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Note constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K or otherwise. The Holder shall remain entitled to exercise this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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EXHIBIT A - CONVERTIBLE PROMISSORY NOTE

(iii) Voluntary Adjustment by Company. Subject to any applicable rules and regulations, the Company may at any time during the term of this Note, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

5. Company Covenants as to Conversion to Ordinary Shares.

(a)	The Company covenants that, during the period the Note is outstanding and not wholly converted, it will reserve from its authorized and unissued Ordinary Shares, a sufficient number to provide for the issuance of the Conversion Ordinary Shares and their underlying Ordinary Shares upon the exercise of any conversion rights under this Note.

(b)	The Company further covenants that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of issuing the necessary Conversion Ordinary Shares upon the exercise of the conversion rights under this Note. The Company will take all such reasonable action as may be necessary to ensure that such Conversion Ordinary Shares and the underlying Ordinary Shares maybe issued as provided herein without violation of any applicable law or regulation, or of any requirements of any stock market upon which the Ordinary Shares or Ordinary Shares may be listed.

(c)	The Company covenants that all Conversion Ordinary Shares and the underlying Ordinary Shares which may be issued upon the exercise of the purchase rights represented by this Note will, upon exercise of the conversion rights represented by this Note, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(d)	Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as maybe necessary or appropriate to protect the rights of Holder as set forth in this Note against impairment.

(e)	Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Conversion Ordinary Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Conversion Ordinary Shares and the underlying Ordinary Shares upon the conversion of all or any part of this Note and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as maybe, necessary to enable the Company to perform its obligations under this Note.

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EXHIBIT A - CONVERTIBLE PROMISSORY NOTE

(f)	Without limiting the generality of the foregoing, the Company shall (1) maintain a registrar (which can be the Transfer Agent) that is a participant in the FAST program and in the DWAC system so long as this Note remains outstanding and convertible; (2) issue and allot the Ordinary Shares underlying the Conversion Ordinary Shares to the Transfer Agent and otherwise deliver to the Transfer Agent all instructions, certificates, opinions, instruments and other documents required by the Transfer Agent to effectuate the delivery of Conversion Ordinary Shares to the Holder upon any conversion of this Note; (3) file such supplemental prospectus or other documents required to ensure the continued effectiveness of and proper registration of the Conversion Ordinary Shares under the Company’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission and declared effective on July 15, 2022, under SEC File Number 333-258259, until such time as the Conversion Ordinary Shares issued in conversion of this Note are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144; and (4) deliver such other documents and take such other actions as maybe reasonable and necessary to effectuate the timely delivery of the Conversion Ordinary Shares upon conversion of this Note as intended herein. Before taking any action which would result in an adjustment in the number of Conversion Ordinary Shares into which this Note is convertible or in the Conversion Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

6. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note. To the fullest extent permitted by applicable law, and in accordance with the preceding sentence, the Holder has characterized the Transaction Costs as not being interest.

7. Action to Collect on Note. If action is instituted to collect on this Note or to affect any conversion of this Note, the Company promises to pay all of the Holder’s costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

8. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

9. Miscellaneous.

(a)	Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b)	Entire Agreement. This Note, together with the Purchase Agreement and the documents referred to therein, constitute the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c)	Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10(c) shall be binding upon the Company, the Holder and each transferee of any Note.

(d)	Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

(e)	Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)	Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be executed by its officer thereunto duly authorized as of the date first above indicated.

Antelope Enterprise Holdings Limited

By:
Name:	Weilai Zhang
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED:

Indigo Capital LP

By
Name:
Title: